Exhibit 99.1

LifeMD Responds to Anonymous Short “Report”

NEW YORK, NY, April 15, 2021 — LifeMD, Inc. (“the Company”) (NASDAQ: LFMD) is a leading direct-to-patient telehealth company.

Yesterday, an unsigned note making false claims against LifeMD and its present and former officers was posted on the website of a purported research firm. LifeMD has never had any contact or interaction with anyone affiliated with that firm. The Company’s outside legal counsel, Quinn Emanuel Urquhart & Sullivan, LLP, is investigating the source of these false claims, and the Company will take appropriate legal action. The Company will soon provide a more detailed public response. Anyone with information regarding the persons or entities behind these claims is encouraged to contact the Company at Legal@LifeMD.com. LifeMD stands behind its prior statements and regulatory disclosures as filed with the U.S. Securities and Exchange Commission.

For more information about the Company, please view its disclosure documents as filed with the Securities and Exchange Commission. These filings are available online at www.sec.gov or in the Investors section of the Company’s website at www.LifeMD.com.

About LifeMD

LifeMD, Inc. is a leading telehealth company that is transforming the healthcare landscape with direct-to-patient product and service offerings. LifeMD’s telemedicine platform enables virtual access to affordable and convenient medical treatment from licensed providers and, when appropriate, prescription medications and over-the-counter products delivered directly to the patient’s home. To learn more, go to LifeMD.com.

Cautionary Note Regarding Forward Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects—both business and financial. While we believe that our plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to LifeMD, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Company Contact

LifeMD, Inc.

Marc Benathen, CFO

Email

Investor Relations Contact

Ashley Robinson

LifeSci Advisors, LLC

arr@lifesciadvisors.com

1